SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of September 30, 2013 by and between Klingenstein, Fields & Co., L.L.C., a Delaware limited liability corporation (the “Adviser”), and Griffin Asset Management, Inc., a New York corporation (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and acts as an investment adviser to a series of Mutual Fund Series Trust, an Ohio business trust (the “Trust”), pursuant to a Management Agreement, as amended, dated as of September 30, 2013 (the “Advisory Agreement”);

WHEREAS, the Adviser warrants and represents to the Sub-Adviser that the Adviser has full legal authority to engage unaffiliated investment managers as sub-advisers to manage accounts and or assets designated for the Adviser’s management by the Trust;

WHEREAS, the Sub-Adviser is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Advisers Act;

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the KF Griffin Blue Chip and Covered Call Fund (the “Fund”), a series of shares of beneficial interest of the Trust, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.

Appointment and Status of Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust (the “Board”) from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.  It is acknowledged and agreed that nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund.  The Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund, each of which shall enter into agreements with the Adviser, provided the agreements are approved and ratified (i) by the Board of the Trust, including a majority of the trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the 1940 Act, by the Securities and Exchange Commission or its staff, by vote of the holders of a majority of the outstanding voting securities of the applicable Fund (unless the Trust has obtained an exemption from the provisions of Section 15(a) of the Act).

2.

Sub-Adviser’s Duties.  Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Fund and the composition of the portfolio of securities and investments (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, the Fund’s investment objectives, policies and restrictions as stated in the currently effective prospectus and statement of additional information of the Fund (collectively, the “Prospectus and SAI”), as the same may be hereafter modified, amended and/or supplemented, and subject to the following understandings:

(a)

The Sub-Adviser shall furnish a continuous investment program for the Fund and determine from time to time what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held uninvested as cash, in accordance with the terms of this Agreement, the Prospectus and SAI and subject to the direction, supervision and control of the Adviser and the Board (the “Strategy”).

(b)

The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement.

(c)

The Sub-Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Strategy, the Trust’s Declaration of Trust, as amended, the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time, and the Prospectus and SAI (collectively, the “Governing Documents”); and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder applicable to qualification as a “regulated investment company,” and all other applicable federal and state laws and regulations.  The Sub-Adviser also agrees to conduct its activities hereunder in accordance with, and to the extent applicable, the policies and procedures adopted by the Board as from time to time in effect and provided in writing to the Sub-Adviser (the “Procedures”).  The Adviser has provided to the Sub-Adviser copies of all current Governing Documents and current Procedures and shall promptly provide to the Sub-Adviser any amendments or supplements thereto.  The Adviser will provide reasonable notice to the Sub-Adviser with respect to any relevant changes to the Governing Documents or the Procedures.  The Adviser shall furnish to the Sub-Adviser in a timely manner all additional information as may be reasonably necessary and appropriate to enable the Sub-Adviser to perform its responsibilities pursuant to this Agreement or as the Sub-Adviser may otherwise reasonably request.

(d)

The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to Section 7 of this Agreement.  In connection therewith, the Sub-Adviser will be responsible for managing any collateral and margin requirements associated with investments made for the Fund and will perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Adviser upon request.  Notwithstanding Section 7 of this Agreement, in placing any orders for the purchase or sale of securities for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.  In no instance will Fund securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the 1940 Act, the Advisers Act and the rules thereunder, and all other federal and state laws and regulations applicable to the Trust and the Fund.

(e)

The Sub-Adviser shall maintain and preserve all accounts, books and records (the “Books and Records”) with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder, shall file with the SEC all forms pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to its duties set forth herein, and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request.

(f)

The Sub-Adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Sub-Adviser with respect to the Fund.  On each business day, the Sub-Adviser shall provide reports (to which the Adviser has access) to the Fund’s administrator (the “Administrator”) regarding:  (i) the securities or other instruments held in the Fund; and (ii) the securities or other instruments purchased and sold for the Fund by the Sub-Adviser.  The Sub-Adviser shall also provide such additional information to the Adviser or the Administrator regarding the Sub-Adviser’s investment activities and implementation of the Strategy as the Adviser may reasonably request.

(g)

In connection with any purchase and sale of securities or other instruments for the Fund, the Sub-Adviser will arrange for the transmission to the custodian of the Fund (the “Custodian”) on a daily basis such documents and information as may be required under the terms of the then-current custody agreement between the Trust and the custodian.  Copies of such documents and information shall be provided concurrently to the Administrator.  With respect to securities or other instruments to be settled through the Fund’s Custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Custodian.  The parties acknowledge that the Sub-Adviser is not a custodian of the Fund’s assets and will not take possession or custody of such assets.

(h)

The Sub-Adviser will assist the Adviser or other service provider designated by the Adviser in determining or confirming, consistent with the policies and procedures stated in the Prospectus and SAI or adopted by the Board, the value (including determinations of fair value under the 1940 Act) of any securities or other instruments held in the Fund.  The Sub-Adviser shall respond promptly to any request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect.

(i)

The Sub-Adviser, unless and until otherwise directed by the Adviser or the Board, shall be responsible for:  (1) directing the manner in which proxies solicited by issuers of securities beneficially owned by the Fund shall be voted, and (2) making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities held by the Fund.  In connection therewith, the Sub-Adviser shall provide disclosure regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Trust’s Registration Statement on Form N-1A covering shares of the Fund or any amendment thereof or any supplement thereto (the “Registration Statement”).  The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that permits the Fund to comply with the requirements of Form N-PX with respect to the Fund.  The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser, as to its compliance with its proxy voting policies and procedures and applicable federal statutes and regulations.

(j)

The Sub-Adviser will in general take any and all such actions as it deems appropriate to effectively manage the Fund.

(k)

The Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings associated with the Fund to ensure compliance with the Strategy, relevant Governing Documents and Procedures, and applicable law.  In connection with such daily monitoring efforts, the Sub-Adviser shall construct, maintain, and utilize preclearance systems to evaluate possible positions in light of Strategy limitations prior to execution of such positions.  The Adviser or the Trust on behalf of the Fund, as applicable, shall cooperate with and provide to the Sub-Adviser all information and documentation that the parties may mutually agree is necessary and appropriate for the Sub-Adviser to fulfill its obligations under this Agreement.  The Sub-Adviser shall timely provide to the Adviser all information and documentation that the parties mutually agree are necessary or appropriate for the Adviser to fulfill its obligations to the Sub-Adviser under this Agreement and the Adviser’s obligations to the Fund and the Trust under the Advisory Agreement.  The Sub-Adviser shall also cooperate with and provide to the Adviser all information that the parties may mutually agree is necessary to assist the Adviser in its monitoring of the performance of the Sub-Adviser and investment activities and portfolio holdings of the Fund.  The Sub-Adviser shall act on the reasonable instructions of the Adviser with respect to the services provided by the Sub-Adviser hereunder with respect to the Fund to ensure the Fund’s compliance with the Governing Documents, Procedures and applicable law.

(l)

The Sub-Adviser shall timely provide to the Adviser and the Trust, on behalf of the Fund, all information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser and in connection with the compliance by any of them with the requirements of the Governing Documents, the Procedures and any applicable law, including, without limitation:  (i) information and commentary relating to the Sub-Adviser or the Fund for the Fund’s annual and semi-annual reports, in a format reasonably requested by the Adviser, together with (a) a certification that such information and commentary discuss all of the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used and (b) additional certifications related to the Sub-Adviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) within five (5) business days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Sub-Adviser and the Sub-Adviser’s management of the Fund (including, without limitation, compliance with the Procedures), in a format reasonably requested by the Adviser, as it may be amended from time to time; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act with respect to the design and operation of the Sub-Adviser’s compliance program, in a format reasonably requested by the Adviser.

(m)

The Sub-Adviser hereby represents that it has adopted a written code of ethics (the “Code”) complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of the Code and evidence of its adoption.  Within forty-five (45) days of the last calendar quarter of each year while this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the Code.

(n)

The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state regulations.  The Sub-Adviser shall provide to the Trust’s Chief Compliance Officer (the “Chief Compliance Officer”) an annual written report regarding the Sub-Adviser’s compliance program.

(o)

Upon the Adviser’s reasonable request, the Sub-Adviser shall:  (i) review and comment upon selected portions, relating to the Sub-Adviser and/or the Strategy, of the Prospectus and SAI, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund; and (ii) participate, at the reasonable request of the Adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Fund.  The Sub-Adviser will promptly inform the Adviser if any information in the Prospectus and SAI is (or will become) inaccurate or incomplete.

(p)

The Sub-Adviser shall promptly provide notice to the Adviser and the Trust regarding any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, including without limitation, any deficiency letter, responses to deficiency letters or similar communications or actions relating to:  (i) the Sub-Adviser’s management of the Fund or that otherwise relate to the Fund; or (ii) that involve matters that could reasonably be viewed as material to the Sub-Adviser’s ability to provide services to the Fund.  To the extent that such inspections, notices, or inquiries relate to the Fund, the Sub-Adviser shall promptly make available such documents to the Adviser unless the Sub-Adviser would be legally prohibited from doing so.

(q)

The Sub-Adviser will keep the Trust and the Adviser informed of developments relating to its duties as Sub-Adviser hereunder that the Sub-Adviser reasonably believes would have a material adverse effect on the Fund.  The Sub-Adviser will promptly notify the Adviser and the Trust in writing of the occurrence of any of the following events:  (i) it is served or otherwise receives notice of, or is threatened with, any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency, involving the affairs of the Fund; and (ii) any change in the controlling partners or in actual control or management of the Sub-Adviser or change in the portfolio manager(s) primarily responsible for the day-to-day management of the Fund.

3.

Adviser Retains Certain Authority.  Upon notice to the Sub-Adviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

4.

Custodian.  The assets of the Fund shall be held by an independent custodian, not the Adviser nor the Sub-Adviser.  The Sub-Adviser is authorized to give instructions to the Custodian with respect to all investment decisions regarding the Fund and the Custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser ‘s obligations in respect of the Fund.

5.

Risk Acknowledgment.  The Adviser acknowledges that the Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, nor the success of the Sub-Adviser’s overall management of the Fund.  Accordingly, subject to Section 27 of this Agreement, the Adviser acknowledges and agrees that the Sub-Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross negligence or willful misfeasance of the Sub-Adviser, including the Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Prospectus and SAI.

6.

Directions to the Sub-Adviser.  The Adviser will be responsible for forwarding Adviser and/or Trust directions, notices and instructions to the Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser.  The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

7.

Execution of Purchase and Sale Orders.

(a)

In connection with purchases or sales of portfolio securities for the account of the Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time.  The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage.  In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek, for the Fund, the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

(b)

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received.  In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion.  The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer.  The determination may be viewed in terms of either a particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion.  The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information.  The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.  The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

(c)

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold with other orders for other clients of the Sub-Adviser in order to obtain best execution.  In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-Adviser consistent with its procedures, and in a manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.  Notwithstanding Section 15 of this Agreement, the Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund.  The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

(d)

On an ongoing basis, but not less often than annually, the Sub-Adviser will identify and provide a written description to the Board and the Adviser of all “soft dollar” arrangements that the Sub-Adviser maintains with respect to the Fund or with brokers or dealers that execute transactions for the Fund, and of all research and other services provided to the Sub-Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of transactions for the Fund to the broker or dealer.

The Sub-Adviser’s services to the Funds pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies; provided however, except with the Adviser’s prior written consent, the Sub-Adviser may not enter into any agreement to advise or sub-advise another open-end management investment company registered under the 1940 Act unaffiliated with the Adviser which has as its primary investment strategy the investment in dividend-paying large-capitalization common stocks of domestic and foreign issuers that are trading on a U.S. exchange and by writing covered call options on a substantial portion of the stocks held in its portfolio (the “Covered Call Strategy”) for a period of twenty-four (24) months from the date the Sub-Adviser first commences actual management of the Fund (the “Exclusivity Period”).  For the avoidance of doubt, the Exclusivity Period shall not apply to investments by registered investment companies into the Sub-Adviser’s (or its affiliates’) commingled private funds or individually managed accounts.  Nothing contained herein shall limit the Sub-Adviser or its affiliates, during the Exclusivity Period or at any other time, from acting as an adviser or as a sub-adviser to any private pooled investment vehicle, or individually managed accounts, which has the Covered Call Strategy as its primary investment strategy.

8.

Periodic Reports.  The Sub-Adviser shall:  (i) render to the Board such periodic and special reports as the Board or the Adviser may reasonably request and as the Sub-Adviser may reasonably agree in order to facilitate compliance with the requirements of the Governing Documents, Procedures and applicable law; and (ii) meet with representatives of the Adviser or the Board, as applicable, at the reasonable request of the Adviser or the Board, for the purpose of reviewing the Sub-Adviser’s compliance with this Agreement at reasonable times and upon reasonable advance notice.

9.

Books and Records.  The Sub-Adviser shall keep the Books and Records required to be maintained by it pursuant to Section 2(e) of this Agreement.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request.  The Sub-Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.  The Sub-Adviser shall make the Books and Records available for inspection and use by the SEC and other regulatory authorities having authority over the Fund, the Trust, the Adviser or any person retained by the Board at reasonable times and with reasonable advance notice.  The Adviser and the Chief Compliance Officer shall, at reasonable times and upon reasonable advance notice, be provided with access to the Sub-Adviser’s documentation and records relating to the Fund and copies of such documentation and records.

10.

Expenses of the Sub-Adviser.  During the term of this Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all trustees or officers of the Trust, if any, who are “interested persons” of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes and brokerage commissions, if any).  Notwithstanding the foregoing, the Sub-Adviser is not obligated to pay the compensation or expenses of the Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Sub-Adviser.

11.

Compensation of the Sub-Adviser.  For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee equal to fifty percent (50%) of the net advisory fees paid by the Fund to the Adviser.  Net advisory fees are defined as management fees less fee waivers due to the expense caps and any revenue sharing, administration, account-based and asset-based fees or sub-transfer agency fees not paid by the Fund.  This fee for each month will be paid to the Sub-Adviser during the succeeding month.  The Adviser is solely responsible for the payment of the Sub-Adviser’s fees, and the Sub-Adviser agrees not to seek payment of its fees from the Trust or the Fund.

12.

Adviser’s and Fund’s Use of Sub-Adviser Name.  In connection with the engagement of the Sub-Adviser pursuant to this Agreement, the Adviser and the Fund shall have a limited royalty-free license to use the name of the Sub-Adviser, as well as the name “Griffin” or “Griffin Asset Management” or “GAM” (collectively, the “Griffin Name”) in connection with:  (i) the Adviser’s disclosure obligations under applicable law; and (ii) the marketing of the Fund with respect to the Sub-Adviser’s engagement as a sub-adviser of the Fund; provided however that the Griffin Name will not be used as part of the name of the Fund without the Sub-Adviser’s prior written consent which may be withheld in its sole discretion.  The Sub-Adviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents will use the Griffin Name in marketing the Fund to current and prospective investors.  The license granted herein shall cease, and the Adviser and the Fund shall cease to use the Griffin Name in any newly printed or distributed materials (except as may, in the sole discretion of the Adviser, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement.

13.

Liability.

(a)

Except with respect to its indemnification obligations pursuant to Section 27 of this Agreement, neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Notwithstanding the foregoing, the Sub-Adviser shall be liable for any loss suffered by the Fund or its shareholders in connection with any trade errors relating to the Fund by reason of any misfeasance or negligience in the performance of the Sub-Adviser’s duties under this Agreement.

(b)

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

14.

Duration and Termination.

(a)

This Agreement shall become effective upon the date first written above, provided that this Agreement shall not take effect unless it has first been approved:  (i) by vote of a majority of those Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.  This Agreement shall continue in effect for a period of two (2) years from the date of its execution, and shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, provided such continuance is approved at least annually:  (i) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval; and in either event (ii) by vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.   The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

(b)

This Agreement may be terminated at any time, without the payment of any penalty (i) on sixty (60) days written notice to the Sub-Adviser:  (A) by vote of the Board, including a majority of the Independent Trustees; (B) by the Adviser; (C) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; or (D) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act; and (ii) immediately (X) upon a material breach by the Sub-Adviser of this Agreement which is not promptly cured; (Y) if Douglas M. Famigletti ceases to be employed by the Sub-Adviser or its affiliate or oversee the Sub-Adviser’s management of the Fund; or (Z) at the discretion of the Adviser or the Trust, if the Sub-Adviser or any executive officer, director or key portfolio manager of the Sub-Adviser is accused in any regulatory, self-regulatory or judicial investigation or proceeding as having violated the federal securities laws or engaged in criminal conduct.  This Agreement will automatically terminate, without the payment of any penalty in the event the Advisory Agreement is assigned (as defined in the 1940 Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.  This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).  The Sub-Adviser will notify the Adviser and the Trust of any such assignment and of any changes in key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to or promptly after, such change.

(c)

The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least sixty (60) days’ prior written notice to the Adviser and the Trust.

(d)

Termination of this Agreement and/or the services of the Sub-Adviser will not affect:  (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to the Adviser.  If this Agreement is terminated by the Adviser or Sub-Adviser, the Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund.

15.

Non-Exclusive Management.  The Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund.  The Adviser expressly acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to the Adviser or the Fund.  Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

16.

Good Standing.  The Adviser and Sub-Adviser hereby warrant and represent that they are, and during the term of the Agreement shall continue to be, investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers.  In addition, the Adviser and Sub-Adviser further warrant and represent that neither is (nor any of their respective “associated” persons, as defined in the Advisers Act) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification.  The Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately in writing, together with providing the corresponding pertinent facts and circumstances.  Further, the Adviser and Sub-Adviser shall comply at all times with the 1940 Act and the Advisers Act, all applicable rules and regulations under such Acts and all other applicable law.

17.

Amendment.  No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the other party and  by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or the Sub-Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

18.

Privacy Notice.  The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy.  The Adviser and Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

19.

Confidentiality.

(a)

The parties understand that proprietary and confidential information will, from time to time, be exchanged.  Proprietary and confidential information may include, but is not limited to, client lists, business and investment strategies, data compilations, financial statements and other information about the Fund and its investments (including all records relating to the Trust and the securities holdings of the Fund) (the “Fund Information”), the Adviser or Sub-Adviser; this information shall be deemed privileged and confidential if (other than the Fund Information) it is clearly designated in writing as such at the time it is exchanged or designated at a later time (“Confidential Information”), provided that disclosure of Confidential Information (other than the Fund Information) prior to the designation shall not constitute a breach of this provision.  Each party agrees not to disclose or disseminate Confidential Information without the written approval of the other party.  Further, the parties acknowledge that Confidential Information shall be kept secret and confidential for a period of one (1) year from the date of receipt or any update thereto, unless a later date is specified in writing.

(b)

Confidential Information shall exclude any material that is:  (i) lawfully within the recipient’s possession prior to the date of this Agreement and not subject to duty of confidentiality; (ii) voluntarily disclosed by a third-party so long as this third-party does not breach any obligation of confidentiality with respect to such information; (iii) is generally known or revealed to the public through no act or omission of the recipient; (iv) independently developed by the recipient without use or reference to the proprietary or confidential information of the other party; (v) is requested by or required to be disclosed to or filed with any federal or state regulatory body, court, association, authority or agency such as the Financial Industry Regulatory Authority or the SEC; or (vi) has not been specifically designated as Confidential Information in writing by the party claiming confidentiality.

(c)

The Sub-Adviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing the Fund’s portfolio holdings.  The Sub-Adviser agrees that, consistent with its Code of Ethics, neither Sub-Adviser nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about a Fund's portfolio holdings.

20.

Business Continuity.  The Sub-Adviser shall maintain a business continuity, disaster recovery and backup plan designed to enable the Sub-Adviser to perform its obligations hereunder with minimal disruptions or delays.  Upon request, the Sub-Adviser shall provide to the Adviser access to its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund and the Chief Compliance Officer in complying with Rule 38a-1 under the 1940 Act.  The Sub-Adviser shall generally test its plan on an annual basis, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.

21.

Personnel.  The Sub-Adviser shall perform background screening (including review of records as to violent or criminal conduct) of each employee of the Sub-Adviser with access to Confidential Information.

22.

Limitation on Consultation.  In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser is not permitted to consult with any other sub-adviser to the Fund or any sub-adviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets.  The Sub-Adviser is responsible only for providing advice with respect to the Fund.

23.

Lists of Affiliated Persons.  The Adviser shall provide the Sub-Adviser with a list of each broker-dealer entity that is an “affiliated person,” as such term is defined in the 1940 Act, of the Fund.  The Sub-Adviser shall provide the Adviser with a list of each person who is an “affiliated person” (and any affiliated person of such an affiliated person), as such term is defined in the 1940 Act, of the Sub-Adviser.  Each of the Adviser and the Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

24.

Cooperation.  The Sub-Adviser shall cooperate reasonably with the Adviser for purposes of filing any required reports, and responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction.  The Sub-Adviser will work in good faith with the Adviser and the Fund’s service providers to ensure the orderly daily operation of the Fund (including, without limitation, assisting with preparation of regulatory filings and responding to regulatory requests).

25.

Notices.  Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers specified in this Section 25 or to such other address as a party may from time to time specify to the other party by such notice hereunder.  Any such notice shall be deemed duly given when delivered at such address.

Adviser:

Klingenstein Fields & Co., L.L.C.

125 Park Avenue, Suite 1700

New York, NY 10017-5529

Tel:  212-492-7000

Fax:  212-492-7007

Attention:  James W. Fields

with a copy (which shall not constitute notice) to:

David L. Goret

Lowenstein Sandler, LLP

1251 Avenue of the Americas, 17th Floor

New York, New York 10020

dgoret@lowenstein.com

Fax:  (973) 597-2475

Sub-Adviser:

Griffin Asset Management, Inc.

One Grand Central Place

60 East 42nd Street, Suite 2050

New York, NY 10165

Telephone:  212-661-3636

Fax:  212-697-8123

Attention:  Douglas M. Famigletti_

26.

Arbitration.  Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the Sub-Adviser and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction.  The Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, the Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

27.

Indemnification.

(a)

The Adviser agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (“1933 Act”), controls (“Controlling Person”) the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities (excluding salary charges of employees, officers or partners of the Sub-Adviser), or litigation (including legal and other) expenses to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities to the Trust which (1) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Adviser and contained in the Registration Statement, or the omission or alleged omission or failure to state therein a material fact known or which should have been known to the Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust or to any affiliated person of the Adviser by a Sub-Adviser Indemnified Person; or (2) may be based upon a failure to comply with, or a breach of, any provision of this Agreement by the Adviser provided however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of any willful misfeasance or gross negligence in the discharge of its obligations and the performance of its duties under this Agreement.

(b)

Notwithstanding Section 13 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person of the Adviser, and each controlling person of the Adviser (all of such persons being referred to as “Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities (excluding salary charges of employees, officers or partners of the Adviser), or litigation (including legal and other) expenses to which an Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as sub-investment adviser to the Fund which (1) may be based upon any untrue statement or alleged untrue statement of a material fact supplied in writing by the Sub-Adviser for inclusion in the Registration Statement, or any amendment thereof or any supplement thereto, or, with respect to such material fact so supplied by the Sub-Adviser, the omission or alleged omission or failure to state therein a material fact known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Sub-Adviser, or any affiliated person of the Sub-Adviser by an Adviser Indemnified Person; or (2) may be based upon a failure to comply with, or a breach of any provision of this Agreement by the Sub-Adviser provided however, that in no case shall the indemnity in favor of an Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance or gross negligence in the discharge of its obligations and the performance of its duties under this Agreement.

(c)

Neither the Adviser nor the Sub-Adviser shall be liable under this Section 27 with respect to any claim made against an Adviser Indemnified Person or Sub-Adviser Indemnified Person (together “Indemnified Person” or each an “Indemnified Person”) unless such Indemnified Person shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Person (or such Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the Indemnified Person against whom such action is brought otherwise than on account of this Section 27.  In case any such action is brought against the Indemnified Person, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Indemnified Person.  If the indemnifying party assumes the defense and the selection of counsel by the indemnifying party to represent both the Indemnified Person and the indemnifying party would result in a conflict of interests and would not, in the reasonable judgment of the Indemnified Person, adequately represent the interests of the Indemnified Person, the indemnifying party will at its own expense, assume the defense with counsel to the indemnifying party and, also at its own expense, with separate counsel to an Indemnified Person which counsel shall be satisfactory to the indemnifying party and the Indemnified Person.  The Indemnified Person will bear the fees and expenses of any additional counsel retained by it, and the indemnifying party shall not be liable to the Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation.  The indemnifying party shall not have the right to compromise or settle the litigation without the prior written consent of the Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Indemnified Person.

(d)

The parties agree not to, directly or through an affiliate, make any claim against an indemnifying party hereunder for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by the law) in connection with, arising out of or in any way related to the omission or event occurring in connection therewith, except to the extent such claims or damages result from the negligence or willful misconduct of such indemnifying party.

28.

Sub-Adviser Insurance.  The Sub-Adviser agrees that it will maintain at its own expense an appropriate level of Errors and Omissions insurance coverage.  Any and all deductibles specified in the above-referenced insurance policy shall be assumed by the Sub-Adviser.

29.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act.  In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

30.

Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

31.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

32.

Binding Effect.  Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

33.

Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

34.

Change of Control.  The Sub-Adviser shall notify the Adviser and the Trust in writing at least sixty (60) days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

35.

Other Business.  Except as set forth herein, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

Klingenstein, Fields & Co., L.L.C.	Griffin Asset Management, Inc.

By:/s/James W. Fields________________	By:/s/Douglas Famigletti______________

Name:James W. Fields________________	Name:Douglas Famigletti______________

Title:President_______________________	Title:President and Chief Investment Officer